                                                                     EXHIBIT 4.8

                                                                  EXECUTION COPY

            FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT


         THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 25, 2003 (this "Amendment"), is by and between CHILDTIME CHILDCARE, INC., an Illinois corporation (the "Company"), and BANK ONE, NA, with its main office in Chicago, Illinois, and successor by merger to Bank One, Michigan, a Michigan banking corporation (the "Bank").


                                  INTRODUCTION

         A. The Company and the Bank have entered into an Amended and Restated Credit Agreement dated as of January 31, 2002, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of April 1, 2002, the Second Amendment to Amended and Restated Credit Agreement dated as of July 19, 2002, and the Third Amendment to Amended and Restated Credit Agreement dated as of February 14, 2003 (the "Credit Agreement").

         B. The Company has requested the Bank to amend the Credit Agreement in certain respects, and the Bank is willing to do so on the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein and in the Credit Agreement contained, the parties hereto agree as follows:

                    ARTICLE 1. AMENDMENTS TO CREDIT AGREEMENT

         Effective the date (the "Amendment Date") the conditions precedent set forth in Article 3 are satisfied, the Credit Agreement hereby is amended as follows:

         1.1 The definition of the term "Applicable Margin" in Section 1.1 is amended and restated in full as follows:

               "Applicable Margin" means, for purposes of determining the Eurodollar Rate applicable to Eurodollar Rate Loans outstanding at any time, the commitment fees payable under Section 2.3(a) and the Letter of Credit fees payable under Section 2.3(c), the applicable percentage set forth below:

         --------------------------------------------------------------------------------------------------
                                APPLICABLE MARGIN FOR
                                   DETERMINING THE
                                 EURODOLLAR RATE AND                               APPLICABLE MARGIN FOR
             FIXED CHARGE       THE LETTER OF CREDIT     APPLICABLE MARGIN FOR        DETERMINING THE
            COVERAGE RATIO       FEES UNDER SECTION         DETERMINING THE        COMMITMENT FEES UNDER
                                       2.3(C)                FLOATING RATE             SECTION 2.3(a)
         --------------------------------------------------------------------------------------------------
         Less than or equal
         to 1.05 to 1.00                3.50%                    0.75%                     0.75%
         --------------------------------------------------------------------------------------------------
         Greater than 1.05
         to 1.00                       2.875%                    0.50%                     0.75%
         --------------------------------------------------------------------------------------------------

                  The Applicable Margin shall be adjusted quarterly (upward or downward), if necessary, on the first day of the month following the month in which the financial statements are required to be delivered under Section 5.1(d)(iii) for the first three fiscal quarters of each fiscal year and under Section 5.1(d)(iv) for the fourth fiscal quarter of each fiscal year, based on the Fixed Charge Coverage Ratio for the last single fiscal quarter reflected in such financial statements, beginning with the financial statements to be delivered for the fiscal quarter ending on or about October 10, 2003; provided that, notwithstanding the foregoing, (a) the Applicable Margin as of the Fourth Amendment Date and through the effective date of such first adjustment, if any, shall be set at the level corresponding to a Fixed Charge Ratio of less than or equal to 1.05 to 1.00 and (b) upon and during the continuance at any time of any Event of Default, the Applicable Margin shall be set at the level corresponding to a Fixed Charge Ratio of less than or equal to 1.05 to 1.00.

         1.2 The definition of the term "Change-of-Control" in Section 1.1 is amended and restated in full as follows:

                  "Change-of-Control" means: (a) Permitted Holders shall cease to own and control, free and clear of all Liens, at least 51% (on a fully diluted basis) of the issued and outstanding shares of voting capital stock of the Parent Guarantor and have the right and authority to appoint, designate or otherwise elect at least 51% of the members of the board of directors of the Parent Guarantor, (b) the Parent Guarantor shall cease to own and control, free and clear of all Liens, 100% (on a fully diluted basis) of the issued and outstanding shares of voting capital stock of the Company and have the right and authority to appoint, designate or otherwise elect all of the members of the board of directors of the Company, or (c) any "Change-of-Control", as defined in any Indenture or Supplemental Indenture with respect to any Subordinated Debt of the Parent Guarantor or any of its

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                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]

          Subsidiaries, or similar event causing a mandatory redemption with respect to any such Subordinated Debt.

         1.3 The following definition of the term "Fixed Charge Ratio" is added to Section 1.1 in alphabetical order:

               "Fixed Charge Coverage Ratio" of any person means, for any period, the ratio of (a) Adjusted EBIT of such person for such period to (b) Fixed Charges of such person for such period.

         1.4 The definition of the term "Fixed Charges" in Section 1.1 is amended and restated in full as follows:

               "Fixed Charges" of any person means, for any period, the sum of
          (a) Interest Expense, for interest payable in cash or cash equivalents, of such person for such period, plus (b) Operating Lease Rental Expense of such person for such period.

         1.5 The following definitions of the terms "Fourth Amendment" and "Fourth Amendment Date" are added to Section 1.1 in alphabetical order, respectively, as follows:

               "Fourth Amendment" means the Fourth Amendment to this Agreement dated as of June 25, 2003.

               "Fourth Amendment Date" means the Amendment Date (as defined in the Fourth Amendment).

         1.6 The definition of the term "Permitted Holders" in Section 1.1 (which definition is used in the definition of the term "Change-of-Control" in Section 1.1) is amended and restated in full as follows:

               "Permitted Holders" shall mean (i) George A. Kellner, (ii) any person or persons controlled by George A. Kellner, (iii) Benjamin R. Jacobson, and (iv) any person or persons controlled by Benjamin R. Jacobson.

         1.7 The definition of the term "Termination Date" in Section 1.1 is amended and restated in full as follows:

               "Termination Date" means the earlier to occur of (a) June 30, 2004, and (b) the date on which the Commitment shall be terminated pursuant to Section 2.2 or 6.2.

         1.8 The last sentence of Section 1.2 (as added pursuant to the Third Amendment referenced above) is amended and restated in full as follows:

          Notwithstanding anything to the contrary, for purposes of calculating and determining compliance with the financial covenants under Sections 5.2(a), 5.2(b)

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                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement] and 5.2(c), the parties shall disregard the effects of all non-cash accounting charges and adjustments, e.g., impairment losses with respect to intangible assets recognized in accordance with Financial Accounting Standard 142, and including without limitation non-cash charges that occur in connection with the purchase of stock by executive officers and management and the on-going non-cash, mark-to-market adjustments by the Parent Guarantor with respect to stock options for executive officers and management.

         1.9 Subpart (vii) of Section 5.1(d) is amended and restated in full as follows:

                                (vii) (A) As soon as available and in any event not later than April 15, 2004, updated financial projections for the Parent Guarantor and its Subsidiaries for the fiscal year of the Parent Guarantor ending in or about March of 2005, which shall include a balance sheet and statements of income and cash flows; and

         1.10 Sections 5.2(a), (b), (c) and (d) are amended and restated in full, respectively, as follows:

                       (a) Tangible Capital Funds. Permit or suffer Consolidated Tangible Capital Funds of the Parent Guarantor and its Subsidiaries at any time to be less than the amount equal to (i) at all times prior to the end of the Company's fiscal year ending on or about April 2, 2004, $8,700,000 and (ii) as of the end of the Parent Guarantor's fiscal year ending on or about April 2, 2004 and at all times thereafter, $9,500,000.

                       (b) EBITDA. Permit or suffer the Consolidated EBITDA of the Parent Guarantor and its Subsidiaries to be less than (i) $1,390,000 as of the end of the Parent Guarantor's fiscal quarter ending on or about July 18, 2003, for the period of the fiscal quarter then ending, (ii) $2,558,400 as of the end of the Parent Guarantor's fiscal quarter ending on or about October 10, 2003, for the period of two consecutive fiscal quarters then ending, (iii) $3,830,400 as of the end of the Parent Guarantor's fiscal quarter ending on or about January 2, 2004, for the period of three consecutive fiscal quarters then ending, and (iv) $5,794,400 as of the end of the Parent Guarantor's fiscal year ending on or about April 2, 2004, for the period of the fiscal year then ending.

                       (c) Fixed Charge Coverage Ratio. Permit or suffer the Consolidated Fixed Charge Coverage Ratio of the Parent Guarantor and its Subsidiaries to be less than (i) 0.975 to 1.00 as of the end of the Parent Guarantor's fiscal quarter ending on or about July 18, 2003, for the period of the fiscal quarter then ending, (ii) 0.975 to 1.00 as of the end of the Parent Guarantor's fiscal quarter ending on or about October 10, 2003, for the period of the fiscal quarter then ending,
         (iii) 1.00 to 1.00 as of the end of the Parent Guarantor's fiscal quarter ending on or about January 2, 2004, for the period of the fiscal quarter then ending, and (iv) 1.025 to 1.00 as of the end of the Parent Guarantor's fiscal quarter ending on or about




                                      -4-
                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]

     April 2, 2004 and of each fiscal quarter of the Parent Guarantor ending thereafter, in each case for the period of the fiscal quarter then ending.

                (d) [reserved]

         1.11 Clause (iii) of Section 5.2(e) (as added pursuant to the Second Amendment to the Credit Agreement referenced above and amended and restated pursuant to the Third Amendment referenced above) is amended and restated in full as follows:

                (iii) Subordinated Debt in an aggregate principal amount not exceeding $3,500,000 incurred in accordance with the terms of this Agreement pursuant to a rights offering by the Parent Guarantor to shareholders of the Parent Guarantor to purchase common stock of the Parent Guarantor and Subordinated Debt of the Parent Guarantor, so long as the terms of such Subordinated Debt include the following: (A) the first required principal payment with respect thereto shall be not earlier than a date six months after the Termination Date (except, without limiting the subordination terms applicable to any such Subordinated Debt or any of the terms of Section 5.2(n), pursuant to a mandatory redemption, as provided in the related Indenture), and (B) the total Interest payable by the Parent Guarantor, the Company and the other Guarantors with respect to such Subordinated Debt shall not in the aggregate exceed an amount equal to a per annum rate of return of 15% (plus any applicable default rate of return); and

         1.12 Clause (iv) of the first sentence of Section 5.2(g) is amended and restated in full as follows:

                (iv) immediately before and after giving effect to such Acquisition, the Parent Guarantor and its Subsidiaries shall be in compliance with all financial covenants under Section 5.2(b) on a pro forma basis,

         1.13 The last sentence of Section 5.2(g) (as added pursuant to the Second Amendment to the Credit Agreement referenced above and amended and restated pursuant to the Third Amendment referenced above), including subparts
(1) through (9) thereof, is deleted, and the following new last sentence is inserted in place thereof:

     Notwithstanding anything in this Agreement to the contrary, the Company may purchase up to five (5) franchisee childcare centers during any fiscal year of the Parent Guarantor so long as: (i) the Company at all times shall be in compliance with Section 2.10(e) of this Agreement requiring first-priority mortgage liens in favor of the Bank on all real property of the Company and the Guarantors and shall have delivered to the Bank, in connection with all such mortgages, all items of the types required under
     Section 5.1(f), and (ii) during any fiscal year of the Parent Guarantor, the aggregate consideration paid or payable in connection with all such purchases of franchisee centers, including without limitation any Indebtedness assumed in connection therewith, all guarantees or other liabilities incurred in






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                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement] connection therewith, and all deferred payments and other direct or indirect consideration in connection therewith, shall not exceed an amount that is more than $1,000,000 greater than the aggregate net cash proceeds received during such fiscal year by the Company from the disposition of childcare centers owned by the Company permitted under Section 5.2(h)(iii).

         1.14  Section 5.2(h) is amended and restated in full as follows:

                (h) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than (i) inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, (ii) the sale of the Sale Properties (as defined in Section 5.1(f)(v)) prior to June 30, 2003, either outright or pursuant to sale/leaseback transactions on terms and conditions satisfactory to the Bank, and (iii) the sale by the Company in any fiscal year of up to ten (10) childcare centers owned by it; provided that, if any such center is subject to a Mortgage in favor of the Bank, the Company shall first have obtained the prior written consent of the Bank, which consent may be subject to such conditions as the Bank may require in its sole discretion.

         1.15 The proviso at the end of Section 5.2(k) (which proviso was added pursuant to the Second Amendment referenced above) is amended and restated in full as follows:

     ; provided that the following shall not be deemed to violate this Section 5.2(k): (i) the arrangements with Jacobson Partners ("Jacobson") with respect to the Tutor Time Property Purchase as described in the fee agreement between the Parent Guarantor and Jacobson attached to the Parent Guarantor's Securities and Exchange Commission Form 10-K report as of the end of its fiscal year ended on or about March 31, 2002, providing for the payment to Jacobson of a fee of $1 million comprised of $334,334 in cash and the remainder in 175,438 shares of common stock of the Parent Guarantor, (ii) the Subordinated Debt financing and Rights Offering described in Section 5.2(g), (iii) the execution of a standby securities purchase agreement by, among others, the Company and certain affiliates of Jacobson in connection with the Rights Offering described in Section 5.2(g), and in connection with such standby securities purchase agreement, the grant of options, subject to shareholder approval, to such affiliates of Jacobson for 400,000 shares of common stock of the Parent Guarantor with a strike price of $5.00/share, so long as there is no other consideration provided by the Company or any of the Guarantors for such standby securities purchase agreement, (iv) an annual management fee in the amount of $250,000 for Jacobson, and (v) a one-time only additional management fee in the amount of $150,000 for Jacobson to be paid during the Parent Guarantor's fiscal year ending on or about April 2, 2004.

         1.16 Section 5.2(n) is amended and restated in full as follows:




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                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]

                (n) Payments and Modification of Subordinated Debt. (i) Make any payment or prepayment of principal of any Subordinated Debt or redeem any Subordinated Debt, (ii) make any payment of interest, commissions, discounts, fees, charges or other consideration or compensation (collectively, "Interest") on any Subordinated Debt if any Default or Event of Default has occurred and is continuing or would be caused thereby on a pro forma basis, (iii) amend or modify, or consent or agree to any amendment or modification, which would shorten any maturity or increase the amount of any payment of principal or increase the rate (or require earlier payment) of Interest on any Subordinated Debt, (iv) amend any agreement under which any Subordinated Debt is issued or created or otherwise related thereto, or (v) enter into any agreement or arrangement providing for the defeasance of any Subordinated Debt.

                    ARTICLE 2. REPRESENTATIONS AND WARRANTIES

         In order to induce the Bank to enter into this Amendment, the Company represents and warrants that:

         2.1 The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property is or may be bound or affected.

         2.2 This Amendment is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of the Company, is required on the part of the Company in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment.

         2.4 After giving effect to the amendments contained in Article 1 of this Amendment, the representations and warranties contained in Article IV of the Credit Agreement and in the Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, and no Default or Event of Default has occurred and is continuing; provided that such representations and warranties contained in Section 4.6 of the Credit Agreement shall be deemed made with respect to the most recent fiscal year-end and interim financial statements, respectively, of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.1(d) of the Credit Agreement.

                        ARTICLE 3. CONDITIONS PRECEDENT






                                      -7-
                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]

         The amendments set forth in Article 1 of this Amendment shall not become effective until each of the following has been satisfied:

         3.1 This Amendment shall have been executed by a duly authorized officer on behalf of the Company, and the acknowledgements at the end of this Amendment shall have been executed by a duly authorized officer on behalf of each of the Guarantors, in the respective spaces so provided, and this Amendment shall have been delivered to the Bank.

         3.2 The Company shall have paid (a) to the Bank a fee for this Amendment in the amount of $10,000, which shall be deemed fully earned upon receipt and nonrefundable and (b) to Dickinson Wright PLLC, counsel for the Bank, all accrued and unpaid reasonable fees and expenses of Dickinson Wright PLLC in connection with the Credit Agreement, including without limitation the Mortgage collateral matters under Section 5.1(f) of the Credit Agreement, in connection with the negotiation and preparation of this Amendment and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto.

         3.3 The Company shall have provided all items and complied with all requirements in connection with the delivery of all Mortgages required under the Credit Agreement; provided that the required proof of flood insurance for 28787 Lorain, North Olmstead, Ohio may be provided to the Bank not later than the 30th day following the Fourth Amendment Date; provided further that the failure to so provide proof of such flood insurance shall be an Event of Default. The Bank agrees that delivery of a 'marked-up' commitment in form and substance satisfactory to the Bank respect to any Mortgage shall satisfy the requirement of delivery of a title insurance policy for such Mortgage.

         3.4 Such other documents, and evidence of completion of such other matters, as the Bank may reasonably request shall have been duly executed, if applicable, and delivered to the Bank.

                            ARTICLE 4. MISCELLANEOUS

         4.1 The Company acknowledges and agrees that prior complete compliance by the Company with all the requirements of Section 5.1(f) of the Credit Agreement is a material inducement to the Bank to enter into this Amendment and any failure by the Company so to comply shall constitute an immediate Event of Default under the Credit Agreement. Further, if the Company shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Company in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an Event of Default.

         4.2 All references to the Credit Agreement in any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto hereafter shall be deemed references to the Credit Agreement, as amended hereby



                                      -8-
                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]

         4.3 The Company represents and warrants that it is aware of no claims or causes of action against the Bank or any of its officers, directors, employees or agents. Notwithstanding such representation and warranty, and as further consideration for the agreements set forth in this Amendment, each of the Company and the Guarantors, for itself and its successors and assigns, releases the Bank, and its officers, directors, employees, agents, attorneys, affiliates, subsidiaries, and successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof.

         4.4 Each party hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Amendment, or any agreement referenced herein or other related instrument or agreement, or any of the transactions contemplated by this Amendment, or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by all of them.

         4.5 This Amendment and the other agreements and documents executed in connection with this Amendment constitute the entire understanding of the parties with respect to the subject matter hereof. This Amendment is binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns. If any of the provisions of this Amendment are in conflict with any applicable statute or rule or law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

         4.6 No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank's rights and remedies hereunder or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any of the Guarantors with or in favor of the Bank; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank.





                                      -9-
                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]

         4.7 The Loan Documents and, subject to the amendments herein provided, the Credit Agreement shall in all respects continue in full force and effect.

         4.8 Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

         4.9 This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

         4.10 The Company agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with the negotiation and preparation of this Amendment and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto.

         4.11 This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

             [The remainder of this page intentionally left blank.]





                                      -10-
                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.


                                CHILDTIME CHILDCARE, INC.


                                By: /s/ Frank M. Jerneycic
                                    -------------------------------------

                                        Its: Vice President and CFO
                                             ----------------------------


                                BANK ONE, NA


                                By: Richard C. Ellis
                                    -------------------------------------

                                        Its: First Vice President
                                             ----------------------------








                                      -11-
                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]

                            GUARANTOR ACKNOWLEDGEMENT

         Each of the undersigned hereby acknowledges that it has reviewed and fully consents to the foregoing Fourth Amendment to Amended and Restated Credit Agreement (the "Amendment"), that the Guaranty Agreements and all other Loan Documents made by each of the undersigned in favor of the Bank continue in full force and each of the undersigned acknowledges and agrees that it has no defenses, counterclaims or offsets with respect thereto. All references to the Credit Agreement in the Guaranty Agreements and in all other Loan Documents or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended by the Amendment. Except as otherwise expressly set forth herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amendment or the Credit Agreement, as the case may be.


                              CHILDTIME LEARNING CENTERS, INC.

                              By: /s/ Frank M. Jerneycic
                                 ------------------------------------------

                                  Its: Vice President and CFO
                                      -------------------------------------


                              CHILDTIME CHILDCARE-PMC, INC.

                              By: /s/ Frank M. Jerneycic
                                 ------------------------------------------

                                  Its: Vice President and CFO
                                      -------------------------------------


                              CHILDTIME CHILDCARE-MICHIGAN, INC.

                              By: /s/ Frank M. Jerneycic
                                 ------------------------------------------

                                  Its: Vice President and CFO
                                      -------------------------------------


                              TUTOR TIME LEARNING CENTERS, LLC
                              (formerly known as TT Acquisition LLC)

                              By: /s/ Frank M. Jerneycic
                                 ------------------------------------------

                                  Its: Vice President and CFO
                                      -------------------------------------





                                      -12-
                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]

                              TUTOR TIME INTERNATIONAL LEARNING
                              CENTERS, INC. (formerly known as CTT
                              Acquisition Corp.)

                              By: Frank M. Jerneycic
                                 ------------------------------------------

                                  Its: Vice President and CFO
                                      -------------------------------------





















                                      -13-
                 [Fourth Amendment to Childtime Childcare, Inc.
                 Second Amended and Restated Credit Agreement]